[TEXT]
                          HRE PROPERTIES
                         530 FIFTH AVENUE
                      NEW YORK, NEW YORK 10036

                         PROXY STATEMENT
                               FOR
                    ANNUAL MEETING OF SHAREHOLDERS

                    TO BE HELD ON MARCH 3, 1994


     This Proxy Statement is furnished to shareholders of HRE Properties, a Massachusetts business trust (hereinafter called the Trust), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Shareholders of the Trust to be held in The Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York, on March 3, 1994 at 11:00 a.m. for the purposes set forth in the Notice of Meeting.

     The Trust has retained D.F. King & Co. to assist in the solicitation of proxies. D.F. King & Co. will be paid a fee of $7,500 for its services, plus reasonable and customary expenses. The costs of the solicitation will be borne by the Trust. Trustees, officers and employees of the Trust and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview The Trust will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the shares.

     Holders of record of Common Shares of the Trust as of the close of business on the record date, January 14, 1994, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Shares constitute the only class of securities entitled to vote at the Meeting, and each Common Share entitles the holder thereof to one vote. At the close of business on January 14, 1994, there were 5,320,106 Common Shares issued and outstanding.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified, but where no specification is made, the shares will be voted for the election of Trustees and for Proposal 2. To be voted, proxies must be filed with the Secretary of the Trust prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Trust or by voting in person at the Meeting.

     The annual report for the Trusts fiscal year ended October 31, 1993 has been mailed with this proxy statement. This proxy statement and the enclosed proxy were mailed to shareholders on or about January 17, 1994. The principal executive offices of the Trust are located at 530 Fifth Avenue, New York, New York 10036.


ITEM 1.   ELECTION OF TRUSTEES
     At the Meeting, a Board of eight (8) Trustees will be elected. Unless otherwise specified by the shareholder on the enclosed proxy, shares represented thereby will be voted for each of the nominees as set forth below.

     If the proposed amendment to the Declaration of Trust concerning classification of the Board of Trustees (as described in Item 2.) is approved by the shareholders at the 1994 Annual Meeting, and if each of the nominees is elected, Messrs. Murdoch and Conway will serve an initial term expiring at the 1995 Annual Meeting of Shareholders; Messrs. Herrick, Paganucci and York will serve an initial term expiring at the 1996 Annual Meeting of Shareholders; and Messrs. Douglass, Lawrence and Urstadt will serve an initial term expiring at the 1997 Annual Meeting of Shareholders; and in all cases until their respective successors are duly elected and qualified. If the amendment is not approved, all eight (8) nominees will serve a term expiring at the 1995 Annual Meeting of Shareholders and until election and qualification of successors. Approval of the Election of Trustees requires the approval by an affirmative vote of a majority of the Common Shares entitled to vote and present, in person or by proxy, at the Annual Meeting. Abstentions by the holders of such shares will be the equivalent of negative votes and broker non-votes will have no effect, as any shares subject to broker non-votes will not be present and entitled to vote with respect to that proposal.

INFORMATION REGARDING TRUSTEES (AS OF JANUARY 7, 1994)
                         PRINCIPAL OCCUPATION                              TRUSTEE
                         FOR THE PAST FIVE YEARS                           CONTINUOUSLY
NAME                     AND CURRENT DIRECTORSHIPS               AGE       SINCE
- -----                    -------------------------               ---       -----------
E. Virgil Conway(C)(E)   Chairman, Financial Accounting           64            1989
                         Standards Advisory Council
                         (May, 1992);Financial Consultant
                         and Corporate Director;
                         (since January 1989); Retired
                         Chairman and Director, The Seamens
                         Bank for Savings, FSB(1969-1989);
                         Trustee, Consolidated Edison Company
                         of New York, Inc.;Director, Union
                         Pacific Corporation;Trustee,
                         Phoenix Home Life Mutual Funds;
                         Trustee, Atlantic Mutual Insurance
                         Company; Director, Centennial Insurance
                         Company; Director,Atlantic Reinsurance
                         Company;Chairman, New York Housing
                         Partnership Development Corporation;
                         Vice Chairman, Academy of Political
                         Science; Trustee, Pace University;
                         Member, Metropolitan Transportation
                         Authority.

Robert R. Douglass(C)    Of Counsel, Milbank, Tweed Hadley         62           1991
                         and McCloy; Retired Vice Chairman
                         and Director, The Chase Manhattan
                         Corporation (1985-1993); Executive
                         Vice President, General Counsel and
                         Secretary, The Chase Manhattan
                         Corporation (1976 to 1985); Trustee,
                         Dartmouth College (1983-1993);
                         Chairman, Downtown Lower Manhattan
                         Association; Trustee, The Museum of
                         Modern Art; Member, Board of Managers,
                         The New York Botanical Garden;
                         Director, Gryphon Holdings, Inc..

Peter Herrick(A)(E)      Retired Vice Chairman (1990-1992) and     66           1990
                         Director, The Bank of New York;
                         President and Chief Operating Officer,
                         The Bank of New York (February 1982
                         to June 1990); President and Director,
                         The Bank of New York Company, Inc.
                         (February 1984 to March 1992); Member,
                         New York State Banking Board (June 1990 to
                         April 1993); Director, BNY Hamilton Funds.

George H.C. Lawrence(C)  Chairman, Chief Executive Officer and      56          1988
                         President, Lawrence Investing Company,
                         Inc.(since 1970); Director, Urstadt
                         Property Company, Inc.; Trustee,
                         Sarah Lawrence College;
                         Director, Westchester County Association;
                         Senior Vice President and Director,
                         Kensico Cemetery.


William F. Murdoch, Jr.(E) Real estate developer and counselor     62           1975
                         (since December 1989); Vice Chairman
                         of the Board of Trustees since
                         September 1989; President and Chief
                         Executive Officer of the Trust from
                         1975 to 1989; President, Hubbard
                         Advisory Corporation (formerly Advisor
                         to the Trust) (1979 to 1986);
                         Vice President, Merrill Lynch,
                         Hubbard Inc. (1974 to 1986)

Paul D. Paganucci(A)     Chairman, Ledyard National Bank           62           1984
                         (since April 1991); Chairman of the
                         Executive Committee of W.R. Grace
                         & Co. (July 1989 to March 1991);
                         Vice Chairman, W.R. Grace & Co.
                         (November 1986 to July 1989);
                         Executive Vice President, W.R. Grace &
                         Co. from (January 1986 to November
                         1986); formerly Vice President and
                         Treasurer of Dartmouth College (July
                         1977 to December 1985); Director,
                         Filenes Basement, Inc.; Director,
                         State Mutual Securities, Inc.;
                         Trustee, Colby College; Director,
                         The Grace Foundation.

Charles J. Urstadt(E)    Chairman of the Board of Trustees         65           1975
                         (since September 1989) and President
                         and Chief Executive Officer of the
                         Trust; Chairman, President and
                         Director, Urstadt Property Company,
                         Inc. (a real estate investment
                         corporation) (September 1979 to
                         September 1989); Trustee, Pace University;
                         Trustee, Teachers Insurance and
                         Annuity Association.

James O. York(A)         Real estate counselor (since 1988);       66           1979
                         Retired in 1987 as President of R.H. Macy
                         Properties Division and as Senior Vice
                         President and Director of R.H. Macy &
                         Co., Inc.; Trustee, The International
                         Council of Shopping Centers Education
                         and Research Foundation; Trustee,
                         Corporate Property Investors.
- -----------
(A)Member of Audit Committee
(C)Member of Compensation Committee
(E)Member of Executive Committee

     During the fiscal year ended October 31, 1993, the Trustees held five meetings. Each Trustee attended at least 75% of the aggregate total number of meetings held during the fiscal year by the Trustees and by all committees of which each Trustee is a member.

     The Audit Committee met twice during the fiscal year ended October 31, 1993. The Committee recommends to the Trustees the independent public accountants to be engaged by the Trust, reviews with the Trusts independent public accountants and management the Trusts internal accounting procedures and controls, and reviews with the Trusts independent public accountants the scope and results of the auditing engagement. Messrs. Paul D. Paganucci, Peter Herrick and James O. York are the current members of the Audit Committee.

     The Executive Committee met once during the fiscal year ended October 31, 1993. In general, the Executive Committee may exercise such powers of the Trustees between meetings of the Trustees as may be delegated to it by the Trustees (except for certain powers of the Trustees which may not be delegated). Messrs. E. Virgil Conway, Peter Herrick, William F. Murdoch, Jr. and Charles J. Urstadt are the current members of the Executive Committee.

     The Compensation Committee, which makes recommendations to the Trustees concerning compensation and administers the Trusts Stock Option Plan, held two meetings during the fiscal year ended October 31, 1993. Messrs. E. Virgil Conway, George H.C. Lawrence and Robert R. Douglass are the current members of the Compensation Committee.

     The Trustees do not have a nominating committee but act as a group on such matters.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Trusts Trustees and officers, and persons who own more than 10% of a registered class of the Trusts equity securities, to file initial reports of ownership and reports of changes in ownership of such equity securities with the Securities and Exchange Commission (the SEC). Such persons are also required by SEC regulations to furnish the Trust with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Trust, or written representations that no Forms 5 were required, the Trust believes that, with respect to the period from November 1, 1992 through October 31, 1993, its Trustees, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements.

     THE TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMEND A VOTE FOR APPROVAL OF THE NOMINEES FOR ELECTION AS TRUSTEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information as of January 7, 1994 available to the Trust with respect to the shares of the Trust (i) held by those persons known to the Trust to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) of more than 5% of the Trusts Common Shares then outstanding and (ii) held by each of the Trustees, each of the executive officers named in the Summary Compensation Table below, and by all of the Trustees and executive officers as a group:

                    5% BENEFICIAL OWNERS

NAME AND ADDRESS          COMMON SHARES            PERCENT
OF BENEFICIAL OWNER       BENEFICIALLY OWNED       OF CLASS
- ---------------------    -------------------      ----------
Charles J. Urstadt(1)         1,037,050                19.1%
HRE Properties
530 Fifth Avenue
New York, New York 10036

The Kimco Group(2)              601,050                11.1%
1044 Northern Boulevard
Roslyn, New York 11576
- ---------
(1) Of these shares, 930,000 are owned by Urstadt Property Company, Inc., a company of which Mr. Urstadt is the president, a director and a principal stockholder and 40,000 shares are owned by Elinor Urstadt, Mr. Urstadts wife. The figure excludes 101,250 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, and includes 66,250 shares issuable upon exercise of options exercisable within 60 days. See Compensation and Transactions with Management and Others below. Also excludes 25,000 cash appreciation rights, all of which are exercisable within 60 days.
(2) Based on information contained in Amendment No. 10 to a Schedule 13D filed with the Securities and Exchange Commission on December 11, 1989 by a group of persons and entities (the Kimco Group) comprised principally of Milton Cooper, Kimco Corporation, Kimco Development Corporation, CLS General Partnership Corp., K.O. Associates, Orentreich Cooper Joint Venture and Dr. Norman Orentreich.

                            TRUSTEES AND OFFICERS

                         COMMON SHARES       PERCENT
NAME                     BENEFICIALLY OWNED  OF CLASS
- ----                     ------------------  --------
E. Virgil Conway               8,500(1)(3)        *
Robert R. Douglass             1,600(3)(9)        *
Peter Herrick                 14,000(1)(3)        *
George H.C. Lawrence           6,400(1)(3)        *
William F. Murdoch, Jr.        2,373              *
Paul D. Paganucci              4,000(1)(3)        *
Charles J. Urstadt         1,037,050(2)           19.1 %
James O. York                  3,100(1)(3)        *
James R. Moore                18,417(4)(6)        *
Bryant Young                  23,334(4)(7)        *
Raymond P. Argila              5,417(4)(5)        *
Trustees and executive
officers as a
group (11 persons)         1,124,191(8)           20.7 %
- --------
* Less than 1%
(1) Includes 2,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See Compensation and Transactions with Management and Others below.
(2) Includes 930,000 shares owned by Urstadt Property Company Inc. and 40,000 shares owned by Elinor Urstadt, Mr. Urstadts wife. Excludes 101,250 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, and includes 66,250 Common Shares issuable upon exercise of options exercisable within 60 days. Also excludes 25,000 cash appreciation rights all of which are exercisable within 60 days. See Compensation and Transactions with Management and Others below.
(3) Excludes 1,000 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.
(4) Represents Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See Compensation and Transactions with Management and Others below.
(5) Excludes 11,166 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.
(6) Excludes 11,749 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.
(7) Excludes 9,000 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days.
(8) Excludes 139,665 shares issuable upon exercise of options which are not currently exercisable and will not become exercisable within 60 days, but includes 124,418 Common Shares issuable upon exercise of options which are exercisable within 60 days. Also excludes 25,000 cash appreciation rights all of which are exercisable within 60 days.
(9) Includes 1,000 Common Shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days. See Compensation and Transactions with Management and Others below.

COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

Executive Officer Compensation

     There is set forth below information concerning the annual and long-term compensation paid by the Trust during each of the three years ended October 31, 1993 to those persons who were, at October 31, 1993
(i) the chief executive officer and (ii) the three other most highly compensated executive officers of the Trust constituting the only persons who were serving as executive officers at such date.

                                     SUMMARY COMPENSATION TABLE
                                                            Long-Term Compensation
         Annual Compensation                                Awards/Payouts
- ---------------------------------------------------------   ------------------------------
                                                            #
Name and                                                    Options/   All Other
Principal Position   Year      Salary    Bonus     Total    SARs      Compensation*  Total
- ------------------  ----      -------   ------    --------- -------- --------------  -----
Charles J. Urstadt   1993      $191,667  $ 0       $191,667  67,500    $9,583         $201,250
Chief Executive      1992      $175,000  $ 0       $175,000  30,000    $8,750         $183,750
Officer              1991      $175,000  $ 0       $175,000  20,000    $8,750         $183,750
James R. Moore       1993      $125,345  $4,000    $129,345   7,500    $6,467         $135,812
Senior Vice          1992      $117,559  $1,000    $118,559   3,333    $5,928         $124,487
President            1991      $112,566  $6,500    $119,066   3,333    $5,953         $125,019
Raymond P. Argila    1993      $115,185  $3,000    $118,185   7,500    $5,909         $124,094
Senior Vice          1992      $109,267  $1,000    $110,267   3,333    $5,513         $115,780
President            1991      $105,502  $3,500    $109,002   3,333    $5,450         $114,452
Bryant Young         1993      $104,893  $2,500    $107,393   6,000    $5,370         $112,763
Senior Vice          1992      $ 97,417  $1,750    $ 98,167   2,667    $4,928         $103,095
President            1991      $ 93,250  $2,500    $ 95,750   2,667    $4,788         $100,538

*Discretionary contribution by the Trust to the Trusts Profit Sharing and Savings Plan (the 401(k)
Plan)
allocated to an account of the named executive officer.

     Trustee Compensation

     Other than Mr. Murdoch and Mr. Urstadt, each Trustee is entitled to an annual retainer of $12,500 and compensation of $750 for each Trustee meeting and each committee meeting attended. Trustees may elect to defer payment of any Trustee fees until they leave office. The Trust paid annual interest of 8% on deferred Trustee fees during the fiscal year ended October 31, 1993 and currently accrues 7.5% annual interest on deferred Trustee fees.

EMPLOYMENT AND CONSULTING AGREEMENT AND CHANGE OF CONTROL AGREEMENTS

     Employment and Consulting Agreement.In September 1989, the Trust and William F. Murdoch, Jr. (Vice Chairman and former President and Chief Executive Officer of the Trust) entered into an Employment and Consulting Agreement (Agreement) under which Mr. Murdoch was employed by the Trust on a part-time basis until May 31, 1990. Thereafter, until November 30, 1993, he agreed to serve as a consultant to the Trust. The Agreement provided for Mr. Murdoch to receive $100,000 per annum for consulting services and approximately $38,000 per annum in lieu of retirement and welfare benefits. The Agreement also

(a) provided for the Trust to pay premiums of approximately $22,000 per annum on Mr. Murdochs split-dollar life insurance policy through January 31, 1993 and (b) extended the exercise period of stock option grants available to Mr. Murdoch which were exercisable on May 31, 1990, through the earlier of the expiration of the original exercise period of any such stock option or November 30, 1993. In December 1992, the Trust and Mr. Murdoch mutually agreed to terminate the Agreement in consideration of a lump sum payment by the Trust to Mr. Murdoch of $133,656, constituting the present value of all amounts to be due to Mr. Murdoch during the remaining term of the Agreement. Mr. Murdoch also agreed that all options to purchase the Trusts Common Shares held by Mr. Murdoch which were outstanding and unexercised on December 30, 1992 would be cancelled as of such date.

     Change of Control Agreements.The Trust has agreements with each of its officers, including Messrs. Urstadt, Moore, Argila and Young, under which, in certain circumstances following a Change of Control of the Trust (as defined in such agreements), the Trust would pay severance benefits to such persons. If, within 18 months following the Change of Control, the Trust terminates the executives employment other than for cause, or if the executive elects to terminate his employment with the Trust for reasons specified in the agreement, the Trust will make a severance payment equal to a portion of such persons base salary, together with medical and other benefits during such period. The severance payments range from 6 months to 12 months salary plus benefits. Messrs. Urstadt, Moore, Argila and Young would each receive a severance payment equal to their respective twelve month salaries plus benefits. The salaries of Messrs. Urstadt, Moore, Argila and Young are currently $215,000, $132,000, $121,000 and $110,000, respectively. Each of such agreements has an indefinite term.

     Stock Options

     Under the Trusts Stock Option Plan (Plan), 463,875 shares of the Trusts authorized but unissued Common Shares are reserved for issuance upon the exercise of options or stock appreciation rights which have been or may be granted under the Plan. The persons eligible to participate in the Plan are such key employees of the Trust as may be selected from time to time by the Compensation Committee in its discretion, as well as non-employee Trustees. The Plan provides that each Trustee who is not a full-time employee or former full-time employee of the Trust will automatically be awarded options covering 1,000 shares on April 1 of each year. The Plan is administered by the Compensation Committee.

     The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options and stock appreciation rights (SARs) made under the Plan in the fiscal year ended October 31, 1993.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
                     Individual Grants                           Grant Date Value
                    -------------------------------------------- ------------------
                              % of Total
                              Options/
                              SARs
                    Options/  Granted to  Average
                    SARs      Employees Exercise or
                    Granted*  in Fiscal  Base Price    Expiration Grant Date
Name                (#)       Year       ($/sh)        Date       Present Value ($)**
- -----               -------   ------    -------        ------     -------------------
Charles J. Urstadt   67,500    67.67%     $12.75       11/10/02    $109,350
James R. Moore        7,500    7.52%      $12.75       11/10/02    $ 12,150
Raymond P. Argila     7,500    7.52%      $12.75       11/10/02    $ 12,150
Bryant Young          6,000    6.02%      $12.75       11/10/02    $  9,720

- --------
**   All options granted during the past fiscal year vest over four years. No options granted during the past fiscal year were granted with related stock appreciation rights.
**   Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the
     Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

     The Compensation Committee has authorized loans to finance the exercise of incentive stock options granted to executive officers. The loans have a five-year term, subject to extension at the discretion of the Compensation Committee, bear interest at the Base Rate of The First National Bank of Boston and are secured by a pledge of the related shares. The loans become due on termination of employment by the Trust, but are automatically extended for seven months following termination of employment other than for cause, and for 13 months following termination of employment occurring after a Change of Control of the Trust.

     The following table sets forth, for the executive officers named in the Summary Compensation Table, information concerning the fiscal year-end value of unexercised options and SARs. No Common Shares of the Trust were acquired by such executive officers through the exercise of options in fiscal 1993.


AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR  AND FY-END
OPTION/SAR VALUES

                                              VALUE OF
                              NUMBER OF       UNEXERCISED
                              UNEXERCISED     IN-THE-MONEY
                              OPTIONS/SARS    OPTIONS/SARS
                              ------------   --------------
                              AT FY-END (#)   AT FY-END ($)
                              EXERCISABLE/    EXERCISABLE/
NAME                          UNEXERCISABLE   UNEXERCISABLE
- ----                          -------------  --------------
Charles J. Urstadt            66,250/76,250  $145,781/$210,781
James R. Moore                18,417/8,750   $ 19,213/$ 24,427
Raymond P. Argila              5,417/8,750   $ 19,213/$ 24,427
Bryant Young                  23,334/7,001   $ 13,565/$ 18,936


REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Board of Trustees Compensation Committee, which is composed of three independent outside Trustees, is responsible for making recommendations to the Board concerning compensation and for administering the Trusts Stock Option Plan. The Compensation Committee considered a variety of factors and criteria in arriving at its recommendations for compensation of the Trusts executive officers for fiscal 1993.

     The Committee believes that compensation should be structured so as to provide incentives to the Trusts officers to enhance the long-term profitability of the Trust. It is the Committees view that increases in cash flow, dividends paid and net equity values improve shareholder market value. As a result, in making its recommendations regarding compensation, the Committee attempts to align the financial interests of the Trusts executive officers with those of its shareholders.

     Options to purchase the Trusts Common Shares are a key element in the Trusts compensation program. Since the Trusts Stock Option Plan provides for a one-year waiting period before options may be exercised and an exercise price of the Trusts Common Shares at fair market value as of the date of grant, executive officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. The Committee determined that it was advisable to consider the grant of options twice a year, rather than once a year as had been the past practice, so as to provide a more immediate incentive to loyal employees and align more closely the award of options to job performance.

     In evaluating the potential long-term profitability of the Trust and making its fiscal 1993 compensation recommendations, the Committee considered the continued recession in the real estate industry and the resulting effect on the Trusts cash flow. The Committee also considered stock price, projected and actual cash flow, leasing activities, new acquisitions and other factors in arriving at its conclusions. The Committee decided to grant options, pursuant to the Trusts Stock Option Plan, to purchase the Trusts common shares to such officers which the Committee believed would provide such officers with a direct incentive to improve the Trusts profitability and consequently, shareholder value. Stock options were granted in November 1992 as had been the practice in past years. In June 1993, a further grant of stock options was made on the basis that the Committee would take this grant into account in setting the amount of the fiscal year 1994 options granted, if any.

     The Committee believes that the continued focus by the Chief Executive Officer on financing, acquisitions and sales, leasing and cost containment, in the face of a highly competitive market warrants special recognition and that such focus will position the Trust for potential long-term profitability as this strategy matures. In light of the efforts by Mr. Urstadt to increase leasing and undertake strategic acquisitions and to reduce office building holdings in order to improve cash flow, the Committee decided to award Mr. Urstadt options to purchase 67,500 of the Trusts common shares. This amount represents a grant of 45,000 options at the Committees November 1992 meeting and an additional grant of one-half of that amount at the Committees June 1993 meeting. The Committee believes that the Chief Executive Officer should be able to profit directly from future increases in the value of the Trusts common shares which enures to the benefit of all shareholders.

     The Committee compared the annual compensation of Mr. Urstadt with that of Chief Executive Officers of other REITs and determined that Mr. Urstadts current salary was lower than the mean annual salary of such other Chief Executive Officers. The Committee noted that the annual salary of Mr. Urstadt had not been increased for 3 years. Therefore, the Committee decided that an increase in Mr. Urstadts annual salary to $215,000 was advisable and warranted.


                                        Compensation Committee

                                        E. Virgil Conway, Chairman
                                        George H.C. Lawrence
                                        Robert R. Douglass

ITEM 2.   APPROVAL OF AMENDMENT TO THE DECLARATION OF TRUST

     An amendment to the Trusts Declaration of Trust, which would amend
Section 2.2 of the Declaration, is being proposed for approval at the Meeting. The amendment would institute a classified Board of Trustees structure, under which approximately one-third of the Board (rather than the entire Board) would be elected each year. As proposed to be amended, Section
2.2 of the Declaration would provide for the classification of the Board into three classes, with each class to consist of not fewer than one and no more than five Trustees. Class I Trustees would serve until the 1995 Annual Meeting of Shareholders, Class II Trustees would serve until the 1996 Annual Meeting and Class III Trustees would serve until the 1997 Annual Meeting. At each Annual Meeting, commencing in 1995, the successors to any class of Trustees whose terms then expire would be elected to serve three-year terms; thus, commencing in 1995, each class of Trustees would be subject to shareholder vote only once every three years. The text of proposed new
Section 2.2, as the same would read if such proposal is approved at the Meeting, is set forth in Appendix A hereto.

     The classification of Trustees will have the effect of making it more difficult for shareholders to change the composition of the Board of Trustees. However, the Trust believes that the longer time to elect a majority of a classified Board of Trustees will help to ensure continuity and stability of the Trusts management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of the Trusts shares of beneficial interest or attempting to obtain control of the Trust, even though such an attempt might be beneficial to the Trust and its shareholders.

     AT THE MEETING, THE SHAREHOLDERS OF THE TRUST WILL BE REQUESTED TO APPROVE THE AMENDMENT TO THE TRUSTS DECLARATION OF TRUST. THE AFFIRMATIVE VOTE OF THE HOLDERS OF NOT LESS THAN A MAJORITY OF THE TRUSTS OUTSTANDING COMMON SHARES WILL BE REQUIRED TO APPROVE THIS AMENDMENT.(ABSTENTIONS AND BROKER NON-VOTES WILL THUS BE THE EQUIVALENT OF NEGATIVE VOTES ON THIS PROPOSAL.) THE TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMEND APPROVAL OF THIS AMENDMENT.

OTHER INFORMATION

PERFORMANCE GRAPH

     The following graph compares, for the five-year period ended October 31, 1993, the Trusts cumulative total return to its shareholders with the returns for the NAREIT All REIT Total Return Index published by the National Association of Real Estate Investment Trusts (NAREIT) and for the S&P 500 Index for the same period.


Comparison of Five Year Cumulative Total Return Among
HRE Properties, S&P 500 Index and NAREIT All-REIT Index

[GRAPH HERE]

AUDIT MATTERS

     The Trustees have appointed Arthur Andersen & Co. to examine the financial statements of the Trust for the fiscal year ended October 31, 1994, and to report the results of their examination.
     It is expected that a representative of Arthur Andersen & Co. will be present at the Annual Meeting. Such representative will be afforded the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions raised at the meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented to the Trusts Annual Meeting of Shareholders to be held in 1995 must be received by the Trust by September 12, 1994. Such proposals must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals to be included in the proxy statement.

GENERAL

     All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Trustees know of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

     The Declaration of Trust dated July 7, 1969 establishing HRE Properties, a copy of which, together with all amendments thereto (the Declaration), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name HRE Properties refers to the trustees under the Declaration collectively as trustees, but not as individuals or personally; and no trustee, shareholder, officer or agent of HRE Properties shall be held to any personal liability; nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said HRE Properties, but the trust estate only shall be liable.

                         APPENDIX A


SECTION 2.2 TERMS OF OFFICE; ELECTION AND QUALIFICATION. Subject to the provisions of Sections 2.3 and 2.4, each Trustee shall hold office until the expiration of his term and until the election and qualification of his successor. Except as otherwise required by the provisions of any series of Preferred Shares at the time outstanding, commencing at the Annual Shareholders Meeting held in 1994, the terms of office of the Board of Trustees shall be divided into three classes, Class I, Class II and Class
III. All classes shall be as nearly equal in number as possible, and no class shall include fewer than one or more than five Trustees.

     The terms of office of the Trustees initially classified shall be as follows: (i) that of Class I shall expire at the Annual Meeting of Shareholders to be held in 1995, (2) that of Class II shall expire at the Annual Meeting of Shareholders to be held in 1996, and (3) that of Class III shall expire at the Annual Meeting of Shareholders to be held in 1997, and in all cases until a successor shall have been duly elected and shall have qualified. At each Annual Meeting of Shareholders after the aforementioned classification, the successor to Trustees whose terms shall then expire shall be elected to serve from the time of election and qualification until the third Annual Meeting of Shareholders following election and until a successor shall have been duly elected and shall have qualified. Trustees may succeed themselves in office.

     Except as otherwise required by the provisions of any series of Preferred Shares at the time outstanding, the election of Trustees at any meeting of Shareholders shall be by the affirmative vote of the holders of a majority of the shares present in person or by proxy at such meeting and then entitled to vote in the election of Trustees. A Trustee shall be an individual at least twenty-one (21) years of age who is not under legal disability. Such individual shall qualify as a Trustee by signing this Declaration of Trust, as so amended. Trustees continuing in office by re-election or re-appointment need not re-qualify as Trustees. Trustees may, but need not, own shares.